Exhibit 12.1

October 2, 2026

Neptune REM, LLC

412 W. Norfolk Ave., Suite 2

Norfolk, NE 68701

Re: Offering Statement on Form 1-A POS (Post Qualification Amendment No. 9)

Ladies and Gentlemen:

We are acting as counsel to Neptune REM, LLC, a Delaware series limited liability company (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A POS (Post Qualification Amendment No. 9). The offering statement covers the contemplated sale of membership interests (the “Series Interests”) in each of the applicable series of the Company (each, a “Series”) as set forth on Schedule I hereto (each, an “Offering”) and 12,000 of the Series Interests, with a value of $10.00 per Series Interest and an aggregate principal amount of $120,000, as promotional interests under the Company’s Rewards Program for eligible referrals and the Company’s Bonus Program for new investors who satisfy certain eligibility requirements.

In connection with the opinion contained herein, we have examined the offering statement, the form of subscription agreement for rewards (for eligible referrals), the certificate of formation of the Company and each amendment thereto through the date hereof, its Limited Liability Company Agreement, and the Series Designation of each such Series, as amended through the date hereof, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Series Interests of each Series being sold pursuant to the offering statement have been authorized by all necessary series limited liability company actions of the Company and, when issued in the manner described in the offering statement, will be validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

300 Madison Avenue, 27th Floor New York, New York 10017	www.ThompsonHine.com O: 212.344.5680 F: 212.344.6101

Schedule I

Series Name	Underlying Asset(s)	Offering Price per Series Interest	Minimum Subscription per Investor	Maximum Offering Size	Maximum Series Interests
The Blanton Series	7923 N. 93rd St., Omaha, NE 68122	$10.00	10 Units ($100)	$400,300	40,030

The Dalmore Series	7931 N. 93rd St., Omaha, NE 68122	$10.00	10 Units ($100)	$394,830	39,483

The Woody Creek Series	16316 Saratoga St., Omaha, NE 68116	$10.00	10 Units ($100)	$351,650	35,165

The Garrison Series	7012 Cottonseed Dr., Princeton, TX 75407	$10.00	10 Units ($100)	$267,890	26,789

The Macallan Series	417 Pineywood Trail, Princeton, TX 75407	$10.00	10 Units ($100)	$250,310	25,031

The Jameson Series	324 Wild Rose Way, Princeton, TX 75407	$10.00	10 Units ($100)	$250,310	25,031

The Melwood Series	7056 Train Station Way, Louisville, KY 40272	$10.00	10 Units ($100)	$327,440	32,744

The Rossville Series	1005 Hunter Court, Memphis, IN 47143	$10.00	10 Units ($100)	$303,930	30,393